CONFORMED COPY


                                ESCROW AGREEMENT

      This ESCROW AGREEMENT ("Escrow Agreement"), dated as of May 7, 1999, is made among SMITHFIELD FOODS, INC., a Virginia corporation ("Buyer"), CARROLL M. BAGGETT, JAMES O. MATTHEWS, JEFFREY S. MATTHEWS (collectively, the "Shareholders"), and McGUIRE, WOODS, BATTLE & BOOTHE LLP, a Virginia limited liability partnership (the "Escrow Agent").

                                    RECITALS
A. Buyer and the Shareholders are parties to an Acquisition Agreement, dated as of May 3, 1999 (the "Acquisition Agreement"), pursuant to which Buyer effectively will acquire substantially all of the assets and operations of the Carroll's Companies, Carroll's Brazil and CPI. Capitalized terms used in this Escrow Agreement and not otherwise defined herein have the meanings given to them in the Acquisition Agreement.

B. The Acquisition Agreement requires that Buyer deposit the Escrow Deposit with the Escrow Agent to be held and disbursed in accordance with the terms of this Escrow Agreement.

C. The Escrow Agent has agreed to serve as Escrow Agent, subject to the terms and conditions of this Escrow Agreement.


      NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment of the Escrow Agent. Buyer and the Shareholders hereby appoint and engage the Escrow Agent, and by its execution hereof the Escrow Agent hereby agrees, to hold and administer the Escrow Fund in accordance with the terms of this Escrow Agreement.

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2. Deposit of Escrow Deposit.  Simultaneously  with the execution of this Escrow
Agreement, Buyer has delivered the Escrow Deposit to the Escrow Agent. The receipt of the Escrow Deposit is hereby acknowledged by the Escrow Agent.

3. Holding of Escrow Fund. The Escrow Agent will hold the Escrow Fund in escrow upon the terms and conditions set forth in this Escrow Agreement.

4. Claim Submission Procedure. After the resolution of all disputes with respect to the Final Closing Date Adjustment Schedules pursuant to and in accordance with the Acquisition Agreement, Buyer and the Shareholders' Representative shall deliver to the Escrow Agent a statement (the "Consideration Adjustment Statement") signed by both Buyer and the Shareholders' Representative setting forth (i) the Estimated Consideration, (ii) the Consideration as set forth in the Final Closing Date Adjustment Schedules, (iii) the Consideration Adjustment and (iv) the date the Final Closing Date Adjustment Schedules were delivered.

5. Release of Escrow Funds and Termination. The Escrow Agent shall not release or distribute all or any part of the Escrow Fund except upon the conditions set forth below in this Section 5. Upon delivery to the Escrow Agent of the Consideration Adjustment Statement signed by both Buyer and the Shareholders' Representative contemplated by Section 4 hereof:

(a) If the Consideration as set forth in the Consideration Adjustment Statement is greater than the Estimated Consideration, the entire Escrow Fund shall be distributed to the Shareholders' Representative for distribution to the Shareholders as their interests shall appear;

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

(b) If the Consideration as set forth in the Consideration Adjustment Statement is less than the Estimated Consideration, and the Consideration Adjustment is not more than the number of Buyer Common Shares held in the Escrow Fund (i) there shall be delivered to Buyer from the Escrow Fund such whole number of Buyer Common Shares as equals the amount of the Consideration Adjustment (ignoring for this purpose any fractional share calculated), and the balance, if any, of the Escrow Fund shall be delivered to the Shareholders' Representative for distribution to the Shareholders as their interests shall appear.

(c) If the Consideration as set forth in the Consideration Adjustment Statement is less than the Estimated Consideration, and the Consideration Adjustment is more than the number of Buyer Common Shares held in the Escrow Fund there shall be delivered to Buyer the entire Escrow Fund


      All deliveries and payments contemplated by this Section 5 shall be made within ten (10) Business Days after delivery of the Consideration Adjustment Statement. This Escrow Agreement shall terminate at such time as all of the Escrow Fund has been distributed by the Escrow Agent in accordance with this
Section 5.

 6.  Concerning  the Escrow Agent.

(a) The Escrow Agent may resign at any time by giving notice to Buyer and the Shareholders' Representative, specifying a date on which its resignation is to take effect. Upon receipt of such notice Buyer and the Shareholders' Representative shall appoint a successor Escrow Agent, such successor Escrow Agent to become the Escrow Agent when the resignation of the former Escrow Agent becomes effective. If Buyer and the Shareholders' Representative are unable to agree upon a successor Escrow Agent within 30 days after receipt of such notice, the Escrow Agent shall appoint its own successor. The Escrow Agent shall continue to serve until its successor accepts its appointment by adoption of this Escrow Agreement in writing and receives the Escrow Fund. Buyer and the Shareholders' Representative shall have the right, at any time, by agreement, to substitute a new Escrow Agent by giving

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

30 days notice thereof to the Escrow Agent then acting. Any successor Escrow Agent shall be bound by the provisions of this Escrow Agreement as if it were the original Escrow Agent.

(b) The Escrow Agent shall not be liable for any action it takes or fails to take which it reasonably believes is within the rights or powers conferred upon it hereunder, or for action which it takes, or fails to take, in good faith and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing but may not be McGuire, Woods, Battle & Boothe LLP itself). The Escrow Agent shall not be liable for any mistake it may make or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

(c) Buyer and the Shareholders each agree to indemnify and hold harmless the Escrow Agent against any and all liabilities incurred by the Escrow Agent as a consequence of its, his or her own respective actions and, in the case of the Shareholders, the actions of the Shareholders' Representative. Buyer and the Shareholders agree jointly to indemnify and hold harmless the Escrow Agent from any and all liabilities incurred by the Escrow Agent that are not a consequence of the action of any party to this Escrow Agreement. However, the Escrow Agent shall be responsible for any liability incurred by it which is the result of its own willful misconduct or gross negligence.

(d) The Shareholders acknowledge that the Escrow Agent has served as counsel to Buyer in connection with the Acquisition Agreement and the transactions contemplated thereby, and agree that nothing herein shall affect in any way Escrow Agent's continued representation of Buyer or other persons affiliated therewith and that in the event of a dispute between the Shareholders and Buyer with respect to any matter, including the Acquisition

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

Agreement, the transactions contemplated thereby or this Escrow Agreement, the Escrow Agent may represent Buyer in such dispute. Such representation shall not, in and of itself, cause the disqualification of the Escrow Agent.

7. Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:


            If to the Shareholders or the Shareholders' Representative, to:
                        Jeffrey S. Matthews
                        Carroll M. Bagett
                        James O. Matthews
                        Post Office Box 707
                        Warsaw, North Carolina 28398

                              and

                        F. J. Faison, Jr.
                        Carroll's Foods, Inc.
                        2822 Highway #24 West
                        Warsaw, North Carolina 28398
                        Facsimile No.:  (910) 293-6957

                  with a copy to
:
                        Ward and Smith, P.A.
                        1001 College Court
                        New Bern, North Carolina 28563-0867
                        Attention:  J. Troy Smith, Jr.
                        Facsimile No.:  (252) 636-2121

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

            If to Buyer, to:
                        Smithfield Foods, Inc.
                        200 Commerce Street
                        Smithfield, Virginia 23430
                        Attention:  Richard J. M. Poulson
                        Facsimile No.:  (757) 365-3017

                  and to:

                        Smithfield Foods, Inc.
                        200 Commerce Street
                        Smithfield, Virginia 23430
                        Attention:  Michael H. Cole
                        Facsimile No.:  (757) 365-3025

                        with a copy to:

                        McGuire, Woods, Battle & Boothe LLP
                        One James Center
                        Richmond, Virginia 23219
                        Attention:  Leslie A. Grandis
                        Facsimile No.:    804-775-1061

      If to the Escrow Agent to:
                        McGuire, Woods, Battle & Boothe LLP
                        One James Center
                        901 East Cary Street
                        Richmond, Virginia 23219
                        Attention: Leslie A. Grandis
                        Facsimile No.: 804-775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

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

 8.  Miscellaneous.  This Escrow
Agreement together with the Acquisition Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;
(ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall not be assigned by operation of law or otherwise; and (iv) shall be governed in all respects by the laws of the State of North Carolina without regard to its choice of law rules.

      WITNESS the following signatures.


                                    SMITHFIELD FOODS, INC.



                                    By:   /s/ Richard J. M. Poulson
                                          -------------------------
                                    Title:      Vice President




                                         /s/ Carroll M. Baggett
                                         ----------------------
                                             Carroll M. Baggett



                                        /s/ James O. Matthews
                                        ---------------------
                                            James O. Matthews



                                       /s/ Jeffrey S. Matthews
                                       -----------------------
                                           Jeffrey S. Matthews



                                    McGUIRE, WOODS, BATTLE & BOOTHE LLP



                                    By:   /s/ Sam Young Garrett
                                          --------------------
                                    Title:      Partner